EXHIBIT 4.1

SPECIMEN OF COMMON STOCK CERTIFICATE

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.

100,000,000 SHARES COMMON STOCK $0.001 PAR VALUE

This certifies that _________________________________________________ is hereby issued ____________________________________________________ fully paid and non-assessable Shares of Common Stock of Valley Forge Composite Technologies, Inc., transferable on the books of the Corporation by the holder hereof, in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, Valley Forge Composite Technologies, Inc. has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed as of this ___ day of 20__.

___________________  __________________
President    Secretary